Filed Pursuant to Rule 433
Registration No. 333-163947
Free Writing Prospectus Dated May 17, 2010
EOG Resources, Inc.
Pricing Term Sheet

Issuer:	EOG Resources, Inc.
	2.95% Senior Notes due 2015	4.40% Senior Notes due 2020

Principal Amount:	$500,000,000	$500,000,000

Maturity:	June 1, 2015	June 1, 2020

Coupon:	2.95%	4.40%

Treasury benchmark:	2.5% Notes due April 30, 2015	3.5% Notes due May 15, 2020

Treasury yield:	2.194%	3.483%

Re-offer spread:	80 bps	95 bps

Issue Price:	99.795%	99.734%

Yield to maturity:	2.994%	4.433%

Redemption Provisions:
Make-whole call	At any time at the greater of (i) 100%	At any time at the greater of (i) 100%
	or (ii) a discount rate of Treasury	or (ii) a discount rate of Treasury
	plus 15 basis points	plus 20 basis points

CUSIP/ISIN:	26875PAF8 / US26875PAF80	26875PAE1 / US26875PAE16

Interest Payment Dates:	June 1 and December 1 commencing December 1, 2010

Settlement:	T+3; May 20, 2010

Ratings*:	Moody’s: A3 (stable outlook)
S&P: A- (stable outlook)

Bookrunners:	Barclays Capital Inc.
J.P. Morgan Securities Inc.
UBS Securities LLC
Wells Fargo Securities, LLC

Co-Managers:	Citigroup Global Markets Inc.
Banc of America Securities LLC
Mitsubishi UFJ Securities (USA), Inc.
Deutsche Bank Securities Inc.
Scotia Capital (USA) Inc.
RBC Capital Markets Corporation
SG Americas Securities, LLC
BMO Capital Markets Corp.
Comerica Securities, Inc.
BNP Paribas Securities Corp.
BBVA Securities Inc.
Morgan Stanley & Co. Incorporated
Goldman, Sachs & Co.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. at (888) 603-5847, J.P. Morgan Securities Inc. collect at (212) 834-4533 or UBS Securities LLC at (877) 827-6444 (ext. 561-3884).